Exhibit 10.1
Apollo Endosurgery, Inc.
Amended Non-Employee Director Compensation Policy
Adopted: March 6, 2017
Amended: June 14, 2022

Each member of the Board of Directors (the “Board”) of Apollo Endosurgery, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
The Director Compensation Policy will be effective upon approval by the Board (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation
Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $45,000
b.    Chairman/Lead Independent Director (as applicable): $80,000 (in lieu of above)

2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000

3.    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chairman of the Audit Committee: $20,000 (+10,000 for chair)
b.    Chairman of the Compensation Committee: $15,000 (+7,500 for chair)
c.    Chairman of the Nominating and Corporate Governance Committee: $10,000 (+5,000 for chair)

Equity Compensation
    Equity awards will be granted under the Company’s 2017 Equity Incentive Plan or any successor or subsequently adopted equity incentive plan (the “Plan”) and an approved form of agreement. All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.
(a)Automatic Equity Grants.

(i)Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $120,000. (the “Initial Grant”). In the discretion of the Board, the form of the Initial Grant in any given year may be a combination of the grant of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination will have an aggregate value of $120,000. Each Initial Grant will vest on the first anniversary of the date of grant. The Initial Grant is in addition to, and not in lieu of, the Annual Grant (as defined below).
(ii)Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $120,000 or a Restricted Stock Unit Award with respect to a number of shares of common stock having a Restricted Stock Unit Value of $120,000 (the “Annual Grant”). Whether the Annual Grant is a Nonstatutory Stock Option or a Restricted Stock Unit Award shall be determined by an election made by the Non-Employee Director no later than December 31 of the year prior to the year in which the Annual Grant is scheduled to be made. If no election is made, then the Annual Grant will automatically be a Restricted Stock Unit Award, unless otherwise determined by the Board in its discretion. Each Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date prior to the date on which the Company’s next Annual Meeting occurs.
(a)Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on the applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.
(b)Calculation of Option Value and Restricted Stock Unit Award Value. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The “Restricted Stock Unit Value” of a restricted stock unit award to be granted under this policy will be determined based on the weighted-average closing price per share of the Company’s common stock over the thirty (30) trading day period ending on the fifth trading day prior to the grant date.
(c)Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.
Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
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